FOR IMMEDIATE RELEASE

HPI ANNOUNCES LETTER OF INTENT WITH HAMILTON SUNDSTRAND

Seattle, Washington, August 15, 2007. Hydrogen Power Inc (“HPI”), (OTCBB: HYDP), a development stage hydrogen generation company, today announced that it has signed a Letter Of Intent (LOI) with Hamilton Sundstrand, a subsidiary of United Technologies Corp. (NYSE: UTX), to further develop and market HPI's technology for U.S. government, foreign government and commercial customer applications.

Under the direction of Hamilton Sundstrand, the two companies will evaluate the use of HPI's unique aluminum fuel technology to meet the power requirements of certain high priority applications, including unmanned underwater vehicles (UUVs), torpedoes, and man-portable systems.  The scope of the LOI also includes development of strategies for the manufacturing and distribution of operational systems incorporating HPI's technology that may result from a joint program.

Mr. David Cade, HPI's CEO, said: "The signing of this LOI is an important milestone for the company.  Hamilton Sundstrand's interest in our AlumiFuel™ cartridge-based prototypes for potential use in their systems and subsystems validates the differentiators of our disruptive technology for important national security applications.”

Hamilton Sundstrand (www.hamiltonsundstrandcorp.com), is headquartered in Windsor Locks, Conn., and is among the largest global suppliers of technologically advanced aerospace and industrial products. Hamilton Sundstrand provides innovative product solutions to a variety of space, missile, launch and undersea markets, and provides integrated system solutions and advanced technologies in support of U.S. Army and Marine land-based forces, surface navies, and U.S. Homeland Security needs. United Technologies, based in Hartford, Conn., is a diversified company providing high technology products and services to the global aerospace and building industries.

HPI (www.hydrogenpowerinc.com) is a Seattle-based alternative energy company with patented technology, which generates high purity hydrogen on-site and on-demand through the chemical reaction of low-cost aluminum feedstock, water, and a benign reactant, using proprietary drop-in recyclable cartridges with a long shelf life.  The generation and storage process, which does not require any external energy, is safe, clean and "green", with non-toxic materials and commercially usable by-products.

Safe Harbor for Forward-looking Statements:

This news release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. While these statements are made to convey to the public the company’s progress, business opportunities and growth prospects, they are based on management’s current beliefs and assumptions as to future events. However, since the company’s operations and business prospects are always subject to risk and uncertainties, the forward-looking events and circumstances discussed in this news release might not occur, and actual results could differ materially from those described, anticipated or implied.

CONTACT:

Ursula Bell, Corporate Administrator

Hydrogen Power, Inc.

201 Elliott Ave. W, Suite 400

Seattle, WA 98119

206-223-0506

info@hydrogenpowerinc.com